Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PAPA MURPHY’S HOLDINGS, INC.

FIRST: The name of the corporation (hereinafter referred to as the “Company”) is Papa Murphy’s Holdings, Inc.

SECOND: The address of the registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of the registered agent of the Company at such address is The Corporation Trust Company.

THIRD: The purpose for which the Company is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”). The Company will have all powers necessary and convenient to the conduct, promotion or attainment of such acts and activities and will have perpetual existence.

FOURTH: The total number of shares of stock that the Company shall have authority to issue is eleven thousand (11,000) shares, par value $0.01 per share, all of which shall be designated as common stock.

FIFTH: The business and affairs of the Company shall be managed by or under the direction of a board of directors. Each of the directors of the Company shall serve until the annual meeting of stockholders of the Company or until his or her successor is elected and qualified. The number of directors of the Company shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Company. Each director of the Company shall be entitled to one vote per director on all matters voted or acted upon by the board of directors.

SIXTH: Directors of the Company need not be elected by written ballot unless the bylaws of the Company otherwise provide.

SEVENTH: The directors of the Company shall have the power to adopt, amend, and repeal the bylaws of the Company.

EIGHTH: No contract or transaction between the Company and one or more of its directors, officers, or stockholders, or between the Company and any person (as used herein “person” means any other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or a committee thereof that authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved, or ratified by the board of directors, the committee, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction.

NINTH: To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. No repeal or modification of this Article Ninth shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company, or has or had agreed to become a director or officer of the Company, or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the fourth paragraph of this Article Ninth, the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors.

The Company shall to the fullest extent not prohibited by applicable law, as the same exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article Ninth or otherwise

If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article Ninth is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such proceeding the Company shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

The rights conferred on any Covered Person by this Article Ninth shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, written agreement approved by the board of directors, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

This Article Ninth shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

TENTH: The Company expressly elects not to be governed by Section 203 of the DGCL.

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